Exhibit 10.20

Form of amendment agreements to the employment agreement entered into between Robert Piconi and the Company's subsidiary Energy Vault, SA

Amendment No. 2 to Employment Agreement

dated as of 04 December 2020

by and between

Energy Vault SA	(the Company)
Via Pessina 13
6900 Lugano
Switzerland

and

Robert Piconi	(the Employee)
Date of Birth: [***]
[***]

(The Company and the Employee are also referred to as Party or Parties)

Employment Agreement

Preamble

The Company and the Employee entered into an employment agreement dated 1 January 2018 (the Employment Agreement).

The Employee has access to very confidential and sensitive information of the Company and is considered a "key employee". Given additional undertakings for the non-competition and nonsolicitation agreements, additional updates have been made to various severance and compensation elements in line with Swiss law.

Now therefore, the Parties wish to amend the Employment Agreement as outlined hereinafter (the Amendment).

Effective Date

This Amendment shall become effective at the date noted above upon execution by the Employee and approval of the Board of Directors.

Integration / modification to Employment Agreement.

1.Base Salary

Effective 1 December 2020, the Employee's annual gross base salary is CHF 395'000 paid in 12 instalments

2.Variable Incentive Bonus

The Employee shall be entitled to participate in a variable bonus program, whereby the annual bonus target is set 50% of the Employee's annual gross salary (subject to statutory deductions). The entitlement of the Target bonus will be based on the achievement of qualitative and quantitative objectives, as approved annually by the Board of Directors. The Employee shall not be eligible to receive any bonus if he is terminated from the Company for cause or disciplinary action.

3.Ancillary Benefits

The Company shall provide the Employee with a standard car allowance according to local norms (subject to statutory deductions). Reasonable expenses for foreign tax preparation and other expenses as they relate directly to the Employee's engagement with the Company may be submitted for reimbursement.

4.Notice Period and Severance

In the event this Agreement is unilaterally terminated by the Company with an ordinary notice of 90 days, a one-time severance payment equal to 12 months of the Employee's annual salary+ target bonus (subject to statutory deductions) will be made to the Employee. This severance payment shall be paid concurrent with and in addition to the final salary payment of the 90 day notice period. The severance payment shall not apply in the event the Employee chooses to resign from his position with the Company, or if the Employee is terminated from the Company for cause or disciplinary action.

Signatures

Energy Vault, Inc.

/s/ Robert Piconi
Director

The Employee:

Lugano, CH	/s/ Robert Piconi

Place, date	Robert Piconi